UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 28, 2011

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 28, 2011, Brad Holtzinger, the Vice President of Worldwide Sales of MIPS Technologies, Inc. (the “Company”), Gail Shulman, the General Counsel of the Company, and Arthur Swift, the Vice President of Marketing and Business Development of the Company, each adopted a pre-arranged stock trading plan.  These pre-arranged stock trading plans allow these individuals to exercise Company stock options, and to sell shares of Company common stock obtained from: (1) the exercise of stock options, (2) vested restricted stock units, and (3) participation in the Company’s Employee Stock Purchase Plan (“ESPP”).

Under his stock trading plan, Mr. Holtzinger may sell up to 92,000 shares of Company common stock acquired pursuant to options and restricted stock units, and all shares purchased through participation in the Company’s ESPP. The stock options and restricted stock units were originally granted to Mr. Holtzinger from 2008 to 2010.  The plan is scheduled to terminate on May 8, 2013.

Under her stock trading plan, Ms. Shulman may sell up to 102,000 shares of Company common stock acquired pursuant to options and restricted stock units, and all shares purchased through participation in the Company’s ESPP. The stock options and restricted stock units were originally granted to Ms. Shulman from 2008 to 2010.  The plan is scheduled to terminate on April 27, 2012.

Under his stock trading plan, Mr. Swift may sell up to 79,782 shares of Company common stock acquired pursuant to options and restricted stock units. The stock options and restricted stock units were originally granted to Mr. Swift from 2009 to 2010.  The plan is scheduled to terminate on May 1, 2012.

The transactions under the stock trading plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The stock trading plans were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: February 7, 2011	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary